Exhibit 77(Q)(1)(a)(ii)

                                ING EQUITY TRUST

                        Establishment and Designation of
                   Series and Classes of Shares of Beneficial
                       Interest, Par Value $0.01 Per Share

                           Effective November 11, 2003

The undersigned, being a majority of the Trustees of ING Equity Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 5.11 and
5.13 of the Trust's Amended and Restated Declaration of Trust dated February 25,2003, as amended (the "Declaration of Trust"), hereby establish an additional series of the Trust (the "Fund"), and divide the shares of beneficial interest of the Fund into four separate classes (each a "Class" and collectively, the "Classes"), the Fund and the Classes hereby created having the following special and relative rights:

      1. The Fund shall be designated ING LargeCap Value Fund. The Classes thereof shall be designated as follows: ING LargeCap Value Fund Class A, ING LargeCap Value Fund Class B, ING LargeCap Value Fund Class C, and ING LargeCap Value Fund Class I.

      2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current registration statement on Form N-1A (File No. 33-56881) as filed with the United States Securities and Exchange Commission with respect to the Fund under the Securities Act of 1933, as amended (the "Registration Statement"). Each share of each Class of the beneficial interests of the Fund ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such class of shares of the Fund, and shall be entitled to receive its pro rata share of net assets allocable to such class of shares of that Fund upon liquidation of the Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of the Fund, together with any income and gain thereon, less any dimunition or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

      3. Each share of beneficial interest of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or class of Shares) shall be entitled to vote. Shareholders of the Fund shall vote together as a class on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 1 8f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

      4. The assets and liabilities of the Trust shall be allocated among the Fund and each other series within the Trust, as set forth in Section
            5.11 of the Declaration of Trust, except as described below: